Exhibit 99.1

Quantum Reports Fourth Quarter and Fiscal 2021 Results

SAN JOSE, Calif., May 26, 2021 -- Quantum Corporation (NASDAQ: QMCO) announced today financial results for its fiscal fourth quarter and fiscal year 2021 results ended March 31, 2021

Fourth Quarter Fiscal 2021 Financial Summary

•Revenue grew 5% year-over-year to $92.4 million
•Gross margin was 42.1%
•GAAP net loss was $17.5 million, or ($0.35) per share, which included a debt extinguishment charge of $14.8 million
•Adjusted Non-GAAP net income was $2.1 million, or $0.03 per diluted share
•Adjusted EBITDA increased $2.9 million year-over-year to $8.3 million

Jamie Lerner, Chairman and CEO, Quantum commented, "Demand in the fiscal fourth quarter was strong as demonstrated by the third consecutive quarter of increasing customer orders, with demand returning to pre-COVID levels. However, supply chain shortages experienced industry-wide materialized late in the quarter, which restricted our ability to fulfill all orders. These shortages combined with our increased levels of bookings have created a significant backlog as we enter the first quarter of fiscal 2022. Most notable in the fourth quarter, the year-over-year increase in revenue, coupled with prudent expense management, resulted in EBITDA of $8.3 million, as well as adjusted net income and adjusted EPS, both of which exceeded our guidance.

“Our strong cash management enabled us to improve our cash position for the quarter resulting in an ending balance of $33.1 million with no funds drawn on the revolving line of credit. Our significant improvement in our cash balance during the fourth fiscal quarter was supported by the successful completion of a secondary offering in early February, in which we raised over $100 million that allowed us to reduce our senior secured term loan by half. We expect to refinance the remaining portion of our senior secured loan at more favorable terms early in the second fiscal quarter, allowing for a reduction in future interest payments that will provide additional strategic operating flexibility to support our future growth initiatives.”

Mr. Lerner further commented, “Our business transformation is progressing as Quantum’s software and subscription customers exceeded 120 in the quarter and continues to expand. Although, we remain in the early stages of this shift towards software revenue, we expect to secure an increasing number of recurring subscriptions in the quarters ahead. Looking forward, we expect customer demand to continue expanding and are working closely with our suppliers to manage the current supply chain challenges.”

Fourth Quarter Fiscal 2021 vs. Prior Quarter

Customer demand during the fourth fiscal quarter of 2021 returned to pre-COVID order levels, however we experienced similar component shortage supply issues as many of our peers. As a result of these supply chain constraints, revenue was $92.4 million for the fourth quarter fiscal 2021 representing a decline of 5.7% sequentially. Gross profit in the fourth quarter of fiscal 2021 was $38.9 million, or 42.1% of revenue, compared to $42.3 million, or 43.1% of revenue, in the prior quarter. The decrease in gross margin reflects a less favorable product mix during the quarter.

Total operating expenses in the fourth quarter of fiscal 2021 were $36.6 million, or 39.6% of revenue, compared to $36.2 million, or 36.9% of revenue, in the prior quarter. Selling, general and administrative expenses were $24.1 million in the quarter, compared to $26.4 million in the third fiscal quarter. Research and development expenses were $11.7 million in the fourth quarter of fiscal 2021, compared to $9.6 million last quarter.

GAAP net loss in the fourth quarter of fiscal 2021 was $17.5 million, or ($0.35) per share, compared to a net loss of $2.7 million, or ($0.07) per share, in the third fiscal quarter. Fourth quarter 2021 included a debt extinguishment charge of $14.8 million related to the early retirement of $92.3 million of a senior secured term loan. Excluding stock compensation, restructuring charges and other non-recurring costs, non-GAAP adjusted net income in the fourth fiscal quarter improved to $2.1 million, or $0.03 per diluted share, compared to adjusted net income of $0.0 million, or $0.00 per basic and diluted share, last quarter.

Adjusted EBITDA in the fourth quarter of fiscal 2021 was $8.3 million, compared to $9.4 million in the prior quarter.

Fiscal 2021 vs. Prior Year

Revenue of $349.6 million for fiscal 2021 declined 13.2% year-over-year primarily due to the impact of COVID on the Company’s target end markets along with supply chain shortages late in the fiscal year. Gross profit in fiscal 2021 was $150.8 million, or 43.1% of revenue, compared to $172.5 million, or 42.8% of revenue, in the prior fiscal year.

Total operating expenses in fiscal 2021 were $142.4 million, or 40.7% of revenue, compared to $151.3 million, or 37.5% of revenue, in the prior fiscal year. Selling, general and administrative expenses were $96.9 million in fiscal year 2021, compared to $114.0 million in the prior fiscal year. Research and development expenses were $41.7 million in fiscal 2021, compared to $36.3 million in fiscal 2020.

GAAP net loss in fiscal 2021 was $35.5 million, or ($0.83) per share, compared to a net loss of $5.2 million, or ($0.14) per share, in the prior fiscal year. Excluding stock compensation, restructuring charges and other non-recurring costs, non-GAAP adjusted net loss in fiscal year declined to $4.9 million, or ($0.11) per share, compared to an adjusted net income of $15.4 million, or $0.34 per diluted share, in the prior year.

Adjusted EBITDA in fiscal 2021 decreased to $28.0 million, compared to $45.9 million in fiscal year 2020.

For a full reconciliation of GAAP to non-GAAP financial results and additional cautionary language about the use of non-GAAP financial measures, please see the financial reconciliation tables below.

Balance Sheet and Liquidity

•Cash and cash equivalents of $33.1 million as of March 31, 2021, compared to $12.7 million as of March 31, 2020. Both balances include $5.0 million in restricted cash required under the Company’s Credit Agreements, and $0.8 million and $0.7 million of short-term restricted cash as of March 31, 2021 and March 31, 2020, respectively.
•Outstanding long-term debt as of March 31, 2021 was $90.9 million, net of $9.7 million in unamortized debt issuance costs and $1.9 million in current portion of long-term debt. This compares to $146.8 million of outstanding debt as of March 31, 2020, net of $13.7 million in unamortized debt issuance costs and $7.3 million in current portion of long-term debt.
•Total interest expense was $5.7 million and $27.5 million for the three and twelve months ended March 31, 2021, respectively.

Outlook

Mike Dodson, CFO, Quantum stated, “As we enter the first fiscal quarter of 2022, Quantum has built a sizable backlog and expects demand and customer orders to continue expanding, at or above pre-COVID levels. However, the industry-wide supply chain constraints are expected to continue restricting our ability to fulfill all orders.” As a result, the Company expects revenues to be $92 million, plus or minus $3 million for the first fiscal quarter of 2022. Non-GAAP adjusted net loss is expected to be $1 million, plus or minus $1 million, and related adjusted loss per share of $0.01, plus or minus $0.01. Adjusted EBITDA is expected to be $5 million, plus or minus $1 million.

Dodson further commented, “Despite these near-term supply chain constraints, we expect strong demand to continue throughout the coming fiscal year, further supported by an expanding pipeline of opportunities across our business. Although we remain cautious regarding the timing as to the normalization of the supply chain, we continue to manage through the constraints and are working closely with our key suppliers and extending supply commitments as we address these short-term challenges. As such, we expect revenue for the full year fiscal 2022 to be in the range of $380 to $420 million, determined by the timing of supply chain improvements.”

Conference Call and Webcast

Management will host a live conference call today, May 26, 2021 at 4:30 p.m. ET (1:30 p.m. PT) to discuss these results. The conference call will be accessible by dialing 888-506-0062 (U.S. Toll-Free) or +1-973-528-0011 (International). This conference call will be broadcast live over the Internet with a slide presentation and can be accessed by all interested parties on the investor relations section of the Company's website at http://investors.quantum.com under the events and presentations tab.

A telephone replay of the conference call will be available approximately two hours after the conference call and will be available through June 2, 2021. To access the replay dial 1-877-481-4010 and enter the pass code 41237 at the prompt. International callers should dial +1-919-882-2331 and enter the same passcode. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 90 days.

About Quantum

Quantum technology and services help customers capture, create and share digital content – and preserve and protect it for decades. With solutions built for every stage of the data lifecycle, Quantum's platforms provide the fastest performance for high-resolution video, images, and industrial IoT. That's why the world's leading entertainment companies, sports franchises, researchers, government agencies, enterprises, and cloud providers are making the world happier, safer, and smarter on Quantum. Quantum is listed on Nasdaq (QMCO) and was added to the Russell 2000® Index in 2020 as part of the index's annual constitution. For more information visit www.quantum.com/.

Quantum and the Quantum logo are registered trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

Forward-Looking Information

The information provided in this press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”). These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting our business. Such forward-looking statements include, in particular, statements related to future projections of our financial results; that our newly introduced products will drive a growing contribution of recurring revenue and deliver higher margins, while also increasing the total addressable market of our solutions; and our expectations to continue our operational execution and to gain incremental traction across our market verticals, including with our leading hyperscale and global web scale customers.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases. Additionally, statements concerning future matters and other statements regarding matters that are not historical are forward-looking statements. Investors are cautioned that these forward-looking statements relate to future events or our future performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: risks related to the need to address the many challenges facing our business; the potential impact of the COVID-19 pandemic on our business, including potential disruptions to our supply chain, employees, operations, sales and overall market conditions; the competitive pressures we face; risks associated with executing our strategy; the distribution of our products and the delivery of our services effectively; our ability to integrate the business, products, employees and other aspects of Square Box Systems; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; estimates and assumptions related to the cost (including any possible disruption of our business) and the anticipated benefits of the transformation and restructuring plans; the outcome of any claims and disputes; and other risks that are described herein, including but not limited to the items discussed in “Risk Factors” in our filings with the Securities and Exchange Commission, including our Form 10-K filed with the Securities and Exchange Committee on May 26,

2021. We do not intend to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law or regulation.

QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts, unaudited)

	March 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$27,430	$6,440
Restricted cash	707	830
Accounts receivable, net of allowance for doubtful accounts of $406 and $1,247, respectively	73,102	70,370
Manufacturing inventories	24,467	29,196
Service parts inventories	23,421	20,502
Other current assets	6,939	8,489
Total current assets	156,066	135,827
Property and equipment, net	10,051	9,046
Intangible assets, net	5,037	—
Goodwill	3,466	—
Restricted cash	5,000	5,000
Right-of-use assets, net	9,383	12,689
Other long-term assets	5,921	3,433
Total assets	$194,924	$165,995
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$35,245	$36,949
Deferred revenue	84,027	81,492
Accrued restructuring charges	580	—
Long-term debt, current portion	1,850	7,321
Accrued compensation	19,214	14,957
Other accrued liabilities	18,174	17,535
Total current liabilities	159,090	158,254
Deferred revenue	36,126	37,443
Long-term debt, net of current portion	90,890	146,847
Operating lease liabilities	8,005	10,822
Other long-term liabilities	13,058	11,154
Total liabilities	307,169	364,520
Stockholders’ deficit
Preferred stock:
Preferred stock, 20,000 shares authorized; no shares issued as of March 31, 2021 and 2020	—	—
Common stock:
Common stock, $0.01 par value; 125,000 shares authorized; 56,915 and 39,905 shares issued and outstanding at March 31, 2021 and 2020, respectively	570	399
Additional paid-in capital	626,664	505,762
Accumulated deficit	(738,623)	(703,164)
Accumulated other comprehensive loss	(856)	(1,522)
Total stockholders' deficit	(112,245)	(198,525)
Total liabilities and stockholders' deficit	$194,924	$165,995

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Revenue:
Product	$56,250	$50,807	$209,808	$251,168
Service	31,855	32,377	124,904	131,050
Royalty	4,321	5,031	14,864	20,731
Total revenue	92,426	88,215	349,576	402,949
Cost of revenue:
Product	41,567	39,422	150,257	179,760
Service	11,940	12,710	48,566	50,681
Total cost of revenue	53,507	52,132	198,823	230,441
Gross profit	38,919	36,083	150,753	172,508
Operating expenses:
Research and development	11,694	9,243	41,703	36,301
Sales and marketing	14,915	13,423	54,945	59,524
General and administrative	9,140	10,833	42,001	54,457
Restructuring charges	865	2	3,701	1,022
Total operating expenses	36,614	33,501	142,350	151,304
Income from operations	2,305	2,582	8,403	21,204
Other income (expense), net	84	185	(1,312)	(261)
Interest expense	(5,699)	(6,272)	(27,522)	(25,350)
Loss on debt extinguishment, net	(14,789)	—	(14,789)	—
Net loss before income taxes	(18,099)	(3,505)	(35,220)	(4,407)
Income tax provision (benefit)	(638)	332	239	803
Net loss	$(17,461)	$(3,837)	$(35,459)	$(5,210)
Net loss per share
Basic	$(0.35)	$(0.10)	$(0.83)	$(0.14)
Diluted	$(0.35)	$(0.10)	$(0.83)	$(0.14)

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Year Ended March 31,
	2021	2020
Operating activities
Net loss	$(35,459)	$(5,210)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,697	4,287
Amortization of debt issuance costs	6,301	4,017
Long-term debt related costs	167	—
Paid-in-kind interest	—	1,858
Provision for manufacturing and service inventories	6,334	6,255
Non-cash income tax benefit	(577)	—
Stock-based compensation	9,624	6,748
Deferred income taxes	34	458
Bad debt expense	(573)	1,221
Unrealized foreign exchange (gain) loss, net of income taxes	1,243	128
Non-cash loss on debt extinguishment	10,087	—
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	(1,625)	15,237
Manufacturing inventories	924	(11,092)
Service parts inventories	(5,879)	(3,817)
Accounts payable	(1,994)	(768)
Deferred revenue	418	(11,334)
Accrued restructuring charges	580	(2,876)
Accrued compensation	4,257	(2,161)
Other assets and liabilities	(326)	(4,132)
Net cash used in operating activities	(767)	(1,181)
Investing activities
Purchases of property and equipment	(6,931)	(2,633)
Business acquisitions	(2,655)	(1,966)
Net cash provided by (used in) investing activities	(9,586)	(4,599)
Financing activities
Borrowings of long-term debt	19,400	—
Repayments of long-term debt	(92,782)	(1,238)
Borrowings of credit facility	309,920	331,632
Repayments of credit facility	(313,065)	(329,012)
Borrowings of paycheck protection program	10,000	—
Proceeds from secondary offering, net	96,756	—
Payment of taxes due upon vesting of restricted stock	(236)	(171)
Proceeds from issuance of common stock	1,335	—
Net cash provided by financing activities	31,328	1,211
Effect of exchange rate changes on cash and cash equivalents	(108)	(16)
Net change in cash, cash equivalents, and restricted cash	20,867	(4,585)
Cash, cash equivalents, and restricted cash at beginning of period	12,270	16,855
Cash, cash equivalents, and restricted cash at end of period	$33,137	$12,270

NON-U.S. GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, we have presented Adjusted EBITDA and Adjusted Net Income (Loss), non-U.S. GAAP financial measures defined below.

Adjusted EBITDA is a non-U.S. GAAP financial measure defined by us as net loss before interest expense, net, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, restructuring charges, costs related to the financial restatement and related activities described in the Explanatory Paragraph and Note 2: – Restatement in our Annual Report on Form 10-K for the year ended March 31, 2019, and other non-recurring expenses.

Adjusted Net Income (Loss) is a non-U.S. GAAP financial measure defined by us as net loss before restructuring charges, stock-based compensation expense, costs related to the financial restatement and related activities described in the Explanatory Paragraph and Note 2: – Restatement in the Annual Report on Form 10-K for the year ended March 31, 2019 and other non-recurring (income) expenses. The Company calculates Adjusted Net Income (Loss) per Basic and Diluted share using the Company’s above-referenced definition of Adjusted Net Income (Loss).

We have provided below a reconciliation of Adjusted EBITDA and Adjusted Net Income (Loss) to Net Income (Loss), the most directly comparable U.S. GAAP financial measure. We have presented Adjusted EBITDA because it is a key measure used by our management and the board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business performance. We believe Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Basic and Diluted Share serve as appropriate measures to be used in evaluating the performance of our business and help our investors better compare our operating performance over multiple periods. Accordingly, we believe that Adjusted EBITDA and Adjusted Net Income (Loss) provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and our board of directors.

Our use of Adjusted EBITDA and Adjusted Net Income (Loss) have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect: (1) interest and tax payments that may represent a reduction in cash available to us; (2) capital expenditures, future requirements for capital expenditures or contractual commitments; (3) changes in, or cash requirements for, working capital needs; (4) the potentially dilutive impact of stock-based compensation expense; (5) potential future costs related to our long-term debt; (6) potential future restructuring expenses; (7) potential future costs related to business acquisitions; (8) potential future costs related to our financial statement restatement and other related activities; (9) loss on debt extinguishment, or (10) and acquisition-related amortization of intangibles assets from business combinations.
•Adjusted Net Income (Loss) does not reflect: (1) potential future restructuring activities; (2) the potentially dilutive impact of stock-based compensation expense; (3) potential future costs related to our long-term debt; (4) potential future costs related to business acquisitions; (5) potential future costs related to our financial statement restatement and other related activities; (6) loss on debt extinguishment, or (7) acquisition-related amortization of intangibles assets from business combinations.

Other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income (Loss) or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA and Adjusted Net Income (Loss) along with other U.S. GAAP-based financial performance measures, including various cash flow metrics and our U.S. GAAP financial results.

The following is a reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP financial measure, Net Income (Loss) (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Net loss	$(17,461)	$(3,837)	$(35,458)	$(5,210)
Interest expense, net	5,699	6,272	27,522	25,350
Provision (benefit) for income taxes	(638)	332	239	803
Depreciation and amortization expense	1,193	1,168	5,091	4,287
Stock-based compensation expense	3,197	1,341	9,624	6,748
Restructuring charges	865	2	3,701	1,022
Loss on debt extinguishment	14,789	—	14,789	—
Cost related to financial restatement and related activities	—	125	—	12,868
Acquisition-related amortization	563	—	563	—
Acquisition-related costs	59	—	452	—
Long-term debt restatement costs	38	—	1,416	—
Adjusted EBITDA	$8,304	$5,403	$27,939	$45,868

The following is a reconciliation of Adjusted Net Income to the most comparable U.S. GAAP financial measure, Net Income (Loss) (in thousands):
	Three Months Ended		Twelve Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Net loss	$(17,461)	$(3,837)	$(35,458)	$(5,210)
Restructuring charges	865	2	3,701	1,022
Loss on debt extinguishment	14,789	—	14,789	—
Stock-based compensation	3,197	1,341	9,624	6,748
Cost related to financial restatement and related activities	—	125	—	12,868
Acquisition-related amortization	563	—	563	—
Acquisition-related costs	59	—	452	—
Long-term debt restatement costs	38	—	1,416	—
Adjusted net income (loss)	$2,050	$(2,369)	$(4,913)	$15,428

Adjusted Net Income per share:
Basic	$0.04	$(0.06)	$(0.11)	$0.41
Diluted	$0.03	$(0.06)	$(0.11)	$0.34
Weighted average shares outstanding:
Basic	50,424	39,904	42,852	37,593
Diluted	61,359	39,904	42,852	45,059